Exhibit 10.3(h)

FIRST AMENDMENT

TO THE ADTRAN, INC.

2006 EMPLOYEE STOCK INCENTIVE PLAN

This First Amendment to the ADTRAN, Inc. 2006 Employee Stock Incentive Plan (the “Plan”) is made and entered into effective as of the 16th day of July, 2007, by ADTRAN, Inc. (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company maintains the Plan, which is administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”), to provide for grants of options and restricted stock to employees of the Company; and

WHEREAS, the Company wishes to amend the Plan to clarify certain provisions related to Beneficiaries;

WHEREAS, Article 10 of the Plan permits the Board to amend the Plan at any time, subject to certain restrictions that do not apply hereto; and

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.

Section 2.7 of the Plan shall be amended to read as follows:

“2.7 Beneficiary means, with respect to a Participant, the person, trust or entity to whom the Participant’s Options and/or Stock Appreciation Rights shall be transferred upon the Participant’s death (i.e., the Participant’s Beneficiary).

(A)	Designation of Beneficiary. A Participant’s Beneficiary shall be the one individual, trust or entity that is last designated in writing by the Participant as such Participant’s Beneficiary for each specific Award. A Participant shall designate his or her original Beneficiary in writing on his or her Agreement. Any subsequent modification of the Participant’s Beneficiary shall be in a written executed and notarized letter addressed to the Company and shall be effective when it is received by the Company’s Chief Financial Officer or Corporate Secretary.

(B)	No Designated Beneficiary. If, at any time, no Beneficiary has been validly designated by a Participant, or the Beneficiary designated by the Participant is no longer living or in existence at the time of the Participant’s death, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.”

2.

Section 6.2 of the Plan shall be amended to read as follows:

“Transferability. Awards under the Plan may be transferred only pursuant to will or the laws of descent and distribution, or, in the case of an Option or Stock Appreciation Right, to a Beneficiary upon the death of the Participant. After the death of a Participant and (in the case of an Option or Stock Appreciation Right) upon the death of the Participant’s Beneficiary, an Award shall be transferred only by will or by the laws of descent and distribution. Awards shall be exercisable during the Participant’s lifetime only by the Participant (or a legal representative if the Participant becomes incapacitated). Upon the death of a Participant, exercise of an Option or Stock Appreciation Right shall be effected pursuant to the terms of this Plan as if the Participant’s Beneficiary is the named Participant. If there is no Beneficiary, only the executor or administrator of the Participant’s estate may exercise rights or entitlements under the Plan with regard to such Award.”

3.

Except as specifically amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this First Amendment.

ADTRAN, INC.

By:	/s/ James E. Matthews
James E. Matthews
Senior Vice President – Finance and Administration and Chief Financial Officer